   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 19, 1997

                                                      REGISTRATION NO. 333-18291
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                      ------------------------------------


                                 POST-EFFECTIVE
                                AMENDMENT NO. 1

                                       TO
                                   Form SB-2
                             REGISTRATION STATEMENT
                                   UNDER THE
                             SECURITIES ACT OF 1933

                      ------------------------------------

                        COMPLETE WELLNESS CENTERS, INC.
                 (Name of small business issuer in its charter)

          DELAWARE                          8099                         52-1910135
 (State or jurisdiction of      (Primary Standard Industrial          (I.R.S. Employer
      incorporation or          Classification Code Number)        Identification Number)
        organization)

                      ------------------------------------

       725 INDEPENDENCE AVE., S.E., WASHINGTON, D.C. 20003 (202) 543-6800
         (Address and telephone number of principal executive offices)

                      ------------------------------------

            E. EUGENE SHARER, PRESIDENT AND CHIEF OPERATING OFFICER
       725 INDEPENDENCE AVE., S.E., WASHINGTON, D.C. 20003 (202) 543-6800
           (Name, address and telephone number of agent for service)

                      ------------------------------------

                                   Copies to:

                           Anthony Cipiti, Jr., Esq.
                              Storch & Brenner LLP
                          1001 Connecticut Ave., N.W.
                          Washington, D.C. 20036-5504
                                  202-452-0900
                            Lawrence B. Fisher, Esq.
                       Orrick, Herrington & Sutcliffe LLP
                                666 Fifth Avenue
                         New York, New York 10103-0001
                                  212-506-5000

                      ------------------------------------

    Approximate date of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis, pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]


    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

================================================================================

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Pursuant to Section 102 of the Delaware General Corporation Law (the "DGCL"), the Registrant's Certificate of Incorporation contains the following provision regarding limitation of liability of directors and officers:

          A director of this corporation shall not be personally liable to the corporation or its stockholders for monetary damages for the breach of any fiduciary duty as a director, except in the case of (a) any breach of the director's duty of loyalty to the corporation or its stockholders, (b) acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (c) under section 174 of the General Corporation Law of the State of Delaware or (d) for any transaction from which the director derives an improper personal benefit. Any repeal or modification of this Article by the stockholders of the corporation shall not adversely affect any right or protection of a director of the corporation existing at the time of such repeal or modification with respect to acts or omissions occurring prior to such repeal or modification.

     The Registrant is empowered by Section 145 of the DGCL, subject to the procedures and limitation stated therein, to indemnify any person against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with any threatened, pending or completed action, suit or proceeding in which such person is made a party by reason of his being or having been a director, officer, employer or agent of the Registrant. The statute provides that indemnification pursuant to its provisions is not exclusive of other rights of indemnification to which a person may be entitled under any by-law, agreement, vote of stockholders or disinterested directors, or otherwise. The Registrant's Certificate of Incorporation and the Registrant's By-laws both provide for indemnification of its officers and directors to the full extent permitted by the DGCL.

     The Company intends to apply for directors' and officers' liability insurance after the filing of this Registration Statement. Such insurance may insure against any liability asserted against any present or past director or officer incurred in the capacity of director or officer arising out of such status, whether or not the Company would have the power to indemnify such person.

     Reference is made to Section 7 of the Underwriting Agreement filed as
Exhibit 1.1 to this Registration Statement with respect to certain indemnification provisions for the benefit of the Registrant and its directors, officers and controlling persons.

ITEM 25.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth various expenses, other than the underwriters' fees, discounts and commissions, which are anticipated to be incurred in connection with the Offering. All amounts except the SEC registration fee, the Nasdaq SCM filing fee, and the NASD filing fee are estimates. None of the expenses will be paid for by selling security holders.

    SEC registration fee........................................................  $ 6,501.68
    Nasdaq SCM filing fee.......................................................    8,194.10
    NASD filing fee.............................................................    2,646.00
    Blue Sky fees and expenses..................................................   40,000.00
    Transfer Agent's fees and expenses..........................................    5,000.00
    Printing and engraving expenses.............................................   80,000.00
    Accounting fees and expenses................................................  150,000.00
    Legal fees and expenses.....................................................  200,000.00
    Miscellaneous...............................................................   32,658.22
                                                                                  -----------
         Total..................................................................  $525,000.00
                                                                                  ===========

ITEM 26.  RECENT SALES OF UNREGISTERED SECURITIES

     Set forth below is certain information concerning sales by the Company of unregistered securities within the past three years. Such information with respect to the Company's Common Stock has been adjusted for (i) a 180-for-1 forward split of the Common Stock in November 1995, and (ii) a 1-for-3 reverse split of the Common Stock in November 1996. Exemptions from registration for other transactions are noted below. The consideration paid to the Company in respect of each issuance of securities was cash, unless otherwise indicated.

          (i) Effective November 1994, the Registrant issued a total of 378,000 shares of Common Stock to its four original stockholders (including C. Thomas McMillen and James J. McMillen), each of whom was also a director and/or officer of the Registrant at that time, for a price equal to $.0001665 per share. Exemption from registration under the Act is claimed pursuant to Section 4(2) thereof.

          (ii) Effective January 1995, the Registrant issued a total of 16,500 shares of Common Stock to a newly elected member of its board of directors (Robert J. Mrazek) for a price equal to $.0001665 per share. Exemption from registration under the Act is claimed pursuant to Section 4(2) thereof.

          (iii) Effective March 1995, the Registrant issued a total of 1,350 shares of its Series A, 12% Cumulative Convertible Preferred Stock, par value $.01 per share, to seven individuals for a price of $100 per share, each of whom had a pre-existing business and/or personal relationship with one or more of the Registrant's officers, directors, or controlling persons and was either an accredited investor within the meaning of Rule 501(a) under the Act or a sophisticated investor who had the financial resources to bear the loss of the investment and the means and opportunity to obtain information concerning the Registrant. Exemption from registration under the Act is claimed pursuant to Section 4(2) thereof.

          (iv) Effective June 1995, the Registrant issued a total of 158,400 shares of Common Stock to a newly elected member of its board of directors (Robert S. Libauer) for a price equal to $.0001665 per share. Exemption from registration under the Act is claimed pursuant to Section 4(2) thereof.

          (v) Effective September 1995, the Registrant issued 6,000 shares of Common Stock to Danielle S. Milano, now an officer of the Registrant, and 8,400 shares of Common Stock to one of the Registrant's outside attorneys for a price equal to $.0001665 per share in both cases. Exemption from registration under the Act is claimed pursuant to Section 4(2) thereof.

          (vi) Effective November 1995, the Registrant issued $39,730 aggregate principal amount of subordinated promissory notes and warrants to purchase a total of 13,243 shares of Common Stock at an exercise price equal to $.003 per share to four individuals, one of whom was a director of the Registrant (Robert S. Libauer) and each of the others of whom had a pre-existing business and/or personal relationship with one or more of the Registrant's officers, directors, or controlling persons and was either an accredited investor within the meaning of Rule 501(a) under the Act or a sophisticated investor who had the financial resources to bear the loss of the investment and the means and opportunity to obtain information concerning the Registrant. Exemption from registration under the Act is claimed pursuant to Section 4(2) thereof.

          (vii) Effective April 1996, the Registrant issued 10,000 shares of Common Stock to its President and Chief Operating Officer (E. Eugene Sharer) upon his exercise of options to purchase such shares at an exercise price of $.03 per share pursuant to the Registrant's 1994 Stock Option Plan. Exemption from registration under the Act is claimed pursuant to Rule 701 under Section 3(b) thereof.

          (viii) Effective April 1996, the Registrant issued 110,000 shares of Common Stock to a party (Reach Laboratories, Inc.) that had performed consulting and financial advisory services for the Registrant. The Registrant's Board of Directors determined the value of such past services to be no less than $3,300. The investor was an accredited investor within the meaning of Rule 501(a) under the Act. Exemption from registration under the Act is claimed pursuant to Section 4(2) thereof.

          (ix) Effective May 1996, the Registrant issued 23,333 shares of Common Stock to a consultant to the Registrant upon the consultant's exercise of options to purchase such shares at an exercise price of

     $.03 per share pursuant to the Registrant's 1994 Stock Option Plan. Exemption from registration under the Act is claimed pursuant to Rule 701 under Section 3(b) thereof.

          (x) Effective June 1996, the Registrant issued 4,333 shares of Common Stock to a consultant to the Registrant upon the consultant's exercise of options to purchase such shares at an exercise price of $.03 per share pursuant to the Registrant's 1994 Stock Option Plan and a settlement agreement entered into between such parties in connection with litigation involving alleged breaches of the consulting agreement between such parties. Exemption from registration under the Act is claimed pursuant to Rule 701 under Section 3(b) and/or Section 4(2) thereof.


          (xi) Effective August 1996, the Registrant issued $1,100,000 aggregate principal amount of secured promissory notes and warrants to purchase that number of shares of Common Stock determined by dividing such amount by the price per share of Common Stock in the offering subject to this Registration Statement at an exercise price of $.003 per share to 11 investors, each of whom was an accredited investor within the meaning of Rule 501(a) under the Act. The registrant also issued a warrant to purchase 3,333 shares of Common Stock at an exercise price of $.003 per share to Roan Capital Partners, L.P., a broker-dealer, who acted as a placement agent for a portion of the financing. Exemption from registration under the Act is claimed pursuant to Section 4(2) thereof.

ITEM 27.  EXHIBITS


     Not applicable.


ITEM 28.  UNDERTAKINGS.

     (a) The Registrant hereby undertakes to:

          (1) File, during any period in which it offers or sells securities, a post-effective amendment to this Registration Statement to:

             (i) Include any prospectus required by section 10(a)(3) of the Securities Act;

             (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

             (iii) Include any additional or changed material information on the plan of distribution.

          (2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of securities at that time to be the initial bona fide offering.

          (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

     (b) The Registrant hereby undertakes to provide to the Representative, at the closing specified in the Underwriting Agreement, certificates in such denominations and registered in such names as required by the Representative to permit prompt delivery to each purchaser.

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Act"), may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the act and is, therefore, unenforceable.

     In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     (d) The Registrant hereby undertakes that it will:

          (1) For determining any liability under the Act, treat the information omitted from the form of prospectus filed as part of the Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant under Rule 424(b)(1) or (4) or 497(h) under the Act as part of this Registration Statement as of the time the Commission declared it effective.

          (2) For determining any liability under the Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

     (e) The Registrant hereby undertakes that if the underwriter(s) in the offering covered by this Registration Statement enter into transactions with any of the selling securityholders named herein, or waive lock-ups applicable to such selling securities holders, then:

          (1) if such transaction or waiver of lock-up relates to not less than five percent nor more than ten percent of the registered selling security holders securities, the Registrant will file a "sticker" supplement pursuant to Rule 424(c) under the Act relating thereto; and

          (2) if such transaction or waiver of lock-up relates to more than ten percent of the registered selling security holders securities, the Registrant will file a post-effective amendment to the registration statement relating thereto.

                                   SIGNATURES


     In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2, and has authorized this Post-Effective Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned in Washington, D.C., on February 19, 1997.


                                          COMPLETE WELLNESS CENTERS, INC.

                                              /s/ E. EUGENE SHARER
                                             ---------------------------------
                                          By:   E. Eugene Sharer, President


     In accordance with the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to Registration Statement was signed by the following persons in the capacities and on the dates stated.



       /s/ C. THOMAS MCMILLEN              Chairman of the Board, Chief     February 19, 1997
-------------------------------------               Executive
         C. Thomas McMillen                   Officer, and Director
                                          (Principal Executive Officer)

        /s/ E. EUGENE SHARER           President, Chief Operating Officer,  February 19, 1997
-------------------------------------  Chief Financial Officer, Treasurer,
          E. Eugene Sharer                         and Director
                                       (Principal Financial and Accounting
                                                     Officer)

       /s/ ROBERT S. LIBAUER*                        Director               February 19, 1997
-------------------------------------
          Robert S. Libauer

       /s/ JAMES T. MCMILLEN*                        Director               February 19, 1997
-------------------------------------
          James T. McMillen

        /s/ ROBERT J. MRAZEK*                        Director               February 19, 1997
-------------------------------------
          Robert J. Mrazek


                                          *By:      /s/ E. EUGENE SHARER
                                             -----------------------------------
                                                      E. Eugene Sharer
                                                      Attorney-in-fact